EXHIBIT 3(i)

ARTICLES OF INCORPORATION

OF

M.C.F.T.Y. NATIONAL

A Nevada Corporation

I.

The name of the corporation shall be M.C.F.T.Y. NATIONAL and shall be governed by Chapter 78 of the Nevada Revised Statutes.

II.

The Resident Agent is Michael J. Daniels, 537 E. Sahara, Suite 221, Las Vegas, Nevada 89104.

III.

The nature of the business of the corporation will be to engage in any lawful activity permitted by the laws of the State of Nevada, and desirable to support the continued existence of the corporation.

IV.

The total authorized capital stock of the corporation will be Twenty-Five Thousand Dollars and NO/100 ($25,000.00). This will consist of Fifty million (50,000,000) shares of $0.0005 par value stock. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Each share of stock shall have voting privileges and will be eligible for dividends.

V.

The governing board of this corporation shall be known as directors and shall be styled directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided for in the bylaws of this corporation, provided that the number of directors shall be one (1) director. The name and address of the first director is:

Michael J. Daniels: 6860 Gulfport Blvd. S., St. Petersburg, FL 33707.

VI.

The name and address of the original incorporator is:

Michael J. Daniels: 6860 Gulfport Blvd. S., St. Petersburg, FL 33707.

VII.

The corporation shall have perpetual existence according to NRS78.035

The undersigned, being the original incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Nevada, and in pursuance of the general corporation law of the State of Nevada, does make and file this Certificate, hereby declaring and certifying the facts hereinabove stated are true, and accordingly has hereunto set his hand this 16th day of May, 1000

/s/ MICHAEL J. DANIELS
MICHAEL J. DANIELS

STATE OF FLORIDA

COUNTY OF PINELLAS

On this 16th day of May, 2000, personally appeared before me, a Notary Public in and for said County and State, Michael J. Daniels, and acknowledged that he executed the above instrument freely and voluntarily for the uses and purposes therein mentioned.

SUBSCRIBED and SWORN to before me this 16th day of May, 2000.

/s/ ANN L. TICE
ANN L. TICE
NOTARY PUBLIC IN AND FOR SAID County and State.